Exhibit 99.1

September 2014

Forward Looking Statements When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA's estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA's Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA's Board of Directors and will depend on, among other things, MFA's taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. 2

MFA Financial, Inc. MFA is an internally managed REIT that seeks to deliver shareholder value through both the generation of distributable income and through asset performance linked to improvement in residential mortgage credit fundamentals. 3

MFA has a Long Track Record of Delivering Attractive Shareholder Returns 4 16.2% Annual Return since January 2000 (14.5 years) 786.7% Total Stockholder Return since January 2000 Source: Bloomberg As of June 30, 2014 Includes reinvestment of dividends.

Investment Update as of August 31, 2014 5 By pursuing a wider residential mortgage investment strategy, we continue to generate attractive net interest rate spreads and earnings without increasing interest rate exposure. We have substantially grown our holdings of MBS backed by re-performing/non-performing loans (RPL/NPL MBS) to $782 million.(1) We have acquired through a trust approximately $83 million of re-performing residential whole loans. MFA’s portfolio of Non-Agency MBS issued prior to 2008 (legacy Non-Agency MBS) has declined slightly due to runoff and sales in excess of appreciation and acquisitions and was approximately $4.9 billion.(1) MFA has not purchased Agency MBS since the first quarter of 2014. (1) Information with respect to RPL/NPL MBS and legacy Non-Agency MBS is presented on a Non-GAAP basis. See footnotes (1) and (3) on slide 9 for GAAP basis information.

2014 Update 6 MFA continues to generate consistent and attractive results in this low interest rate environment. Second quarter EPS and dividend per share of $0.20. Third quarter dividend per share of $0.20 declared on September 17, 2014. Positioned for a more flexible monetary policy by the Federal Reserve that is responsive to measures of labor markets, inflation and other economic data. Debt/Net Equity ratio of 2.9:1 (1) 68% of MBS are adjustable, hybrid or step-up(1) (1) As of August 31, 2014. Information is calculated on a non-GAAP basis as the calculation includes an aggregate of $845.9 million of RPL/NPL MBS and legacy Non-Agency MBS and $672.6 million of borrowings under repurchase agreements, which are reported under GAAP as a component of Linked Transactions. On a GAAP basis, which excludes the impact of Linked Transactions, 66% of MBS are adjustable hybrid or step-up and the leverage ratio is 2.7:1. See footnotes (1) and (3) on slide 9 for additional GAAP basis information.

Despite Changing Interest Rates and Varying Prepayment Speeds, MFA’s Key Metrics Remain Generally Consistent 7 Second Quarter 2013 Third Quarter 2013 Fourth Quarter 2013 First Quarter 2014 Second Quarter 2014 Yield on Interest Earning Assets 4.01% 4.05% 4.26% 4.32% 4.26% Net Interest Rate Spread 2.38% 2.24% 2.34% 2.44% 2.42% Debt Equity Ratio 3.1x 3.0x 2.9x 2.9x 2.8x

MFA’s Interest Rate Sensitivity as Measured by Net Duration, Remains Below 1.0 8 Assets Market Value* Average Coupon Duration Legacy Non-Agency ARMs (12 months or less MTR) $2,658 2.49% 0.5 Legacy Non-Agency Hybrid (12-48 MTR) $690 5.16% 1.0 RPL/NPL Securities $782 3.37% 1.9 Legacy Non-Agency Fixed Rate $1,607 5.79% 3.6 Agency ARMs (12 months or less MTR) $2,027 2.98% 0.7 Agency ARMs (12-120 MTR) $1,992 3.19% 2.0 Agency 15 Year Fixed Rate $2,277 3.13% 3.7 Cash and Principal Receivable $289 0.0 TOTAL ASSETS $12,323 1.9 Hedging Instruments Notional Amount* Duration Swaps (Less than 3 years) $1,346 -1.2 Swaps (3-6 years) $2,050 -4.9 Swaps (6-10 years) $500 -6.2 TOTAL HEDGES $3,896 -3.8 Net Duration 0.69 *Data as of 8/31/14, dollars in millions. Legacy Non-Agency MBS market value is presented on a non-GAAP basis, as it includes approximately $845.9 million in the aggregate of MBS that is reported on a GAAP basis as a component of Linked Transactions.

Investment in Residential Mortgage Assets Including Agency MBS, Legacy Non-Agency MBS, RPL/NPL MBS and Credit Sensitive Residential Whole Loans

At August 31, 2014	Agency MBS	Legacy Non-Agency MBS (1)	RPL/NPL MBS (1)	Residential Whole Loans	Cash and Other, net	Total
($ in thousands)						
Market Value	$ 6,298,923	$ 4,872,259	$ 782,377	$ 82,760	$ 515,158	$ 12,551,477
Less Financing and Payables (2)	(5,540,346)	(2,931,126)	(623,345)	-	(100,000)	(9,194,817)
Equity Allocated	758,577	1,941,133	159,032	82,760	415,158	3,356,660
Less Swaps at Market Value	-	-	-	-	(54,259)	(54,259)
Net Equity Allocated	$ 758,577	$ 1,941,133	$ 159,032	$ 82,760	$ 360,899	$ 3,302,401
Debt/Net Equity Ratio (3)	7.30 x	1.51 x	3.92 x	-	-	2.92x
For the Quarter Ended June 30, 2014						
Yield on Average Interest Earning Assets (4)	2.26%	7.69%	3.80%	7.44%	0.03%	4.27%
Less Average MBS Cost of Funds (5)	(1.13)	(3.08)	(1.78)	-	-	(1.77)
Less Cost of Senior Notes	-	-	-	-	(8.03)	(8.03)
Net Interest Rate Spread (4)	1.13%	4.61%	2.02%	7.44%	(8.00)%	2.42%

(1) Information with respect to Legacy Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $66.2 million of Legacy Non-Agency MBS, $779.7 million of RPL/NPL MBS and $672.6 million of repurchase agreements underlying "Linked Transactions." The purchase of a Legacy Non-Agency or RPL/NPL MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.

(2) Financings include repurchase agreements, securitized debt, senior notes and payable for unsettled purchases.

(3) Information presented on a non-GAAP basis. For the Agency, Legacy Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $672.6 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $451.1 million and securitized debt as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $445.6 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our Debt/Net Equity ratio is 1.49 x for Legacy Non-Agency MBS, zero for RPL/NPL MBS and 2.72 x in total.

(4) Information presented on a non-GAAP basis. On a GAAP basis, which excludes the impact of Linked Transactions, the yield on average interest earning assets for the quarter is 4.26% and the net interest rate spread for the quarter was 2.42%.

(5) Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including $387.5 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 81 basis points and Non-Agency cost of funds includes 82 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was (1.77)%.

9

Credit Fundamentals on MFA’s Legacy Non-Agency MBS Continue to Improve Home price appreciation and mortgage amortization continue to decrease the LTV ratio for many of the mortgages underlying MFA’s legacy Non-Agency MBS portfolio. As a result, we have lowered our estimate of future losses within MFA’s legacy Non-Agency MBS portfolio. In the second quarter, $24.5 million was transferred from credit reserve to accretable discount. This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA's legacy Non-Agency MBS. 10

LTVs on MFA’s Legacy Non-Agency MBS Continue to Decline 11 Weighted average LTVs of MFA’s legacy Non-Agency Portfolio continue to trend downward. The amount of loans in the portfolio that are underwater is decreasing. Lower LTVs lessen the likelihood of defaults and simultaneously decrease loss severities. Source: RBS-CoreLogic Data as of June 30, 2014

12 Moderating Home Price Growth Home price growth is moderating to a more healthy growth rate. Prices still remain below their previous peak. Source: CoreLogic June 30, 2014

LTV Breakdown of Non-Delinquent Mortgage Loans Underlying MFA’s Legacy Non-Agency MBS 13 These loans are up to date on all required mortgage payments. Underlying loans are more than eight years seasoned on average. Source: CoreLogic June 30, 2014

Improving Credit: Current to 60 Days Delinquency Transition Rate for MFA’s Legacy Non-Agency Portfolio has Trended Down 14 MFA’s legacy Non-Agency Portfolio Current to 60 Days Delinquency Transition Rate as of August 31, 2014 Source: CoreLogic

15 Credit Reserve of $982 Million on a Current Face of $5.46 Billion Through August 31, 2014 MFA’s annualized loss run-rate is currently running below $100 MM. Future estimated losses are due to: Realized losses from liquidations of defaulted loans. Principal losses from the use of principal to pay interest on fixed rate bonds collateralized by loans receiving rate reduction modifications. As of August 31, 2014, 15% of the underlying loans within our legacy Non-Agency MBS portfolio are 60+ days delinquent . For income recognition, we estimate that 27% of the underlying loans will eventually default. Any reduction in these default assumptions would result in further lowering of the credit reserve. *Annualized based on first 8 months of data

RPL/NPL MBS Portfolio as of August 31, 2014 16 MFA has significantly increased its position in senior RPL/NPL MBS adding $740 MM this year. Low duration Deal structures contain a coupon step-up of 300 basis points after 36 months. Issuer can call bonds after 12 months. Expected weighted average lives of NPL MBS between 1-2 years and RPL MBS between 2-3 years. Low credit risk Average credit enhancement (CE) for the portfolio is 49% of unpaid principal balance (UPB), as of 8/31/14. Subordinate bonds receive no principal or interest until senior bonds have been paid off. Current Face MM Weighted average coupon Months until coupon step-up Current CE as % of UPB RPL MBS $248 3.61% 29 38% NPL MBS $534 3.25% 33 54% Total RPL/NPL MBS Portfolio $782 3.37% 32 49%

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